[Letterhead]

September15, 1997

                                                              File No: 10269-035

Pacific Crest Capital, Inc.
30343 Canwood Street
Agoura Hills, California 91301

         RE:  REGISTRATION STATEMENT ON FORM S-2

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-2 filed by Pacific Crest Capital, Inc. ("Pacific Crest") and PCC Capital I ("PCC Capital") with the Securities and Exchange Commission on August 22, 1997 (Registration Nos. 333-34257 and 333-34257-01) and Amendment No. 1 thereto proposed to be filed on or about September 12, 1997 (as so amended, the "Registration Statement") relating to the public offering by PCC Capital of 1,725,000 __% Cumulative Trust Preferred Securities (the "Trust Preferred Securities"). As counsel to Pacific Crest in connection with this transaction, we have examined such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion. Based on these examinations, it is our opinion that:

    1. Pacific Crest has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware.

    2. The Guarantee, when executed and delivered as contemplated by the Registration Statement, and the Junior Subordinated Debentures, when issued and paid for as contemplated by the Registration Statement, will be validly issued obligations of Pacific Crest enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

Capitalized terms used herein have the meanings ascribed to such terms in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name, whenever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto. This opinion is furnished to Pacific Crest in connection with the registration of the Guarantee and the Junior Subordinated Debentures, is solely for the benefit of Pacific Crest and may not be relied upon by, nor copies delivered to, any other person without our prior written consent.

                             Very truly yours,



                             MANATT, PHELPS & PHILLIPS, LLP